ITEM 77M: Mergers

The Universal Institutional Funds, Inc. - Global
Tactical Asset Allocation Portfolio

	On February 21, 2013, a Special Meeting of
Shareholders of Morgan Stanley Variable Investment
Series - Strategist Portfolio ("Strategist) was held to consider and vote upon an Agreement and Plan of Reorganization (the "Reorganization Agreement") between Strategist and The Universal Institutional
Funds, Inc. - Global Tactical Asset Allocation ("Global
Tactical") pursuant to which substantially all of the assets and liabilities of Strategist would be combined with those of Global Tactical and shareholders of Strategist would become shareholders of Global
Tactical receiving shares of Global Tactical with a value equal to the value of their holdings in Strategist.
The Board of Trustees unanimously approved the Reorganization Agreement, and on February 21, 2013 the Reorganization Agreement was approved by the shareholders of Strategist.

	On April 26, 2013, the Reorganization
Agreement between Strategist and Global Tactical was completed according to the terms set forth above and in the Reorganization Agreement.